EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Hi-Rise Recycling Systems, Inc. on Amendment No. 2 to Form S-3 (File No. 333-48517) of our report dated February 28, 1998, except as to the information in the second paragraph of Note 15, for which the date is March 10, 1998 on our audits of the consolidated financial statements of Hi-Rise Recycling Systems, Inc. as of December 31, 1997 and 1996, and for the years then ended, which report is incorporated by reference in the Company's Form 10-KSB for the year ended December 31, 1997.

/s/ COOPERS & LYBRAND L.L.P.
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COOPERS & LYBRAND L.L.P.

Miami, Florida
June 4, 1998